UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934
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First Northern Community Bancorp
(Name of Registrant as Specified In Its Charter)
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April 13, 2018
Dear Shareholder:
You are cordially invited to attend the 2018 Annual Meeting of Shareholders of First Northern Community Bancorp (the "Company") on Tuesday, May 15, 2018, at 5:30 p.m., local time.  The meeting will be held at First Northern Bank's Operations Center located at 210 Stratford Avenue in Dixon, California.  A reception will follow the meeting.
At the meeting, shareholders will be asked to elect as directors the ten individuals nominated by the Board of Directors, and to ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018, and to approve such other matters as may properly come before the Annual Meeting or any adjournment thereof.  The accompanying Proxy Statement provides detailed information about the nominees for director, the independent registered public accounting firm, and other matters regarding the Annual Meeting.  Included with this Proxy Statement is the Company's Annual Report on Form 10-K for the year ended December 31, 2017.
The Board of Directors recommends that you vote "FOR" the election of the ten directors nominated, and "FOR" ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.
It is very important that as many shares as possible be represented at the meeting.  Whether or not you plan to attend the Annual Meeting, we respectfully ask that you sign and return the enclosed proxy in the postage–paid envelope as soon as possible.  So that we may provide adequate seating and refreshments, please be sure to indicate whether or not you plan to attend in person by completing the bottom portion of the proxy form.
We look forward to seeing you at the meeting on May 15th.
Sincerely,

Louise A. Walker
President and Chief Executive Officer
Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
 May 15, 2018
To the Shareholders of First Northern Community Bancorp:
The 2018 Annual Meeting of Shareholders of First Northern Community Bancorp (the "Company") will be held at First Northern Bank's Operations Center located at 210 Stratford Avenue, Dixon, California 95620, on Tuesday, May 15, 2018, at 5:30 p.m., local time, to:
1.
Elect the following ten (10) directors, each to serve until the next Annual Meeting of Shareholders, until their successors are elected and qualified, or until an individual director has reached the mandatory retirement age of 72 years (or, if approved by the Board of Directors, at the adjournment of the first meeting of the Board of Directors following his or her 72nd birthday):

Frank J. Andrews, Jr. Barbara A. Hayes Sean P. Quinn
Patrick R. Brady Richard M. Martinez Mark C. Schulze
John M. Carbahal Foy S. McNaughton Louise A. Walker
Gregory DuPratt
2.
Ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP to act as the independent registered public accounting firm of First Northern Community Bancorp for the year ending December 31, 2018.

3.	Act upon such other matters as may properly come before such meeting or any adjournment or postponement thereof.
All of the above matters are more fully described in the accompanying Proxy Statement.
Shareholders of record at the close of business on March 29, 2018, are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
You are strongly encouraged to attend the Annual Meeting and also to complete, sign, date and return as promptly as possible, the accompanying proxy card in the return envelope provided for your use whether or not you plan to attend the meeting in person.  The giving of such proxy will not affect your right to revoke such proxy or to vote in person, should you later decide to attend the Annual Meeting.

BY ORDER OF THE
 BOARD OF DIRECTORS

Lori. J. Aldrete                                   Louise A. Walker
Chairwoman of the Board                               President and Chief Executive Officer
Dated:  April 13, 2018

Table of Contents
2018 Annual Meeting Of Shareholders	1
Voting Rights and Vote Required	1
Voting of Proxies—Quorum	2
Revocability of Proxy	3
Proposal 1 Nomination and Election of Directors	3
Nominees	4
Board Oversight of Risk Management	7
Committees of the Board of Directors of the Company and the Bank	7
Board of Directors Meetings	9
Director Independence	9
Director Compensation	10
Executive Officers	13
Compensation Discussion and Analysis	13
Compensation Framework	17
Report of the Compensation Committee	23
Summary Compensation Table	24
Grants of Plan-Based Awards	25
Pay Ratio Disclosure	29
Potential Payment Upon Termination of Employment	32
Report of Audit Committee	34
Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm	35
Security Ownership of Certain Beneficial Owners and Management	36
Proposal 2 Ratification of the Company's Independent Registered Public Accounting Firm	38
Transactions with Related Persons	39
Insider Lending Policy	39
Section 16(A) Beneficial Ownership Reporting Compliance	39
Information Available to Shareholders	39
Shareholder Proposals	40
Other Matters	41

FIRST NORTHERN COMMUNITY BANCORP
 195 North First Street, Dixon, California 95620
PROXY STATEMENT
2018 Annual Meeting Of Shareholders
This Proxy Statement is furnished to the shareholders of First Northern Community Bancorp (the "Company") in connection with the solicitation of proxies to be used in voting at the 2018 Annual Meeting of Shareholders of the Company to be held on May 15, 2018, at First Northern Bank's Operations Center located at 210 Stratford Avenue, Dixon, California, at 5:30 p.m., local time, and at any adjournment or postponement thereof.  The solicitation of proxies in the form accompanying this Proxy Statement is made by the Board of Directors of the Company, and the costs of such solicitation, including the expense of preparing, assembling, printing, and mailing this Proxy Statement and the material used in this solicitation of proxies, will be borne by the Company.  It is contemplated that proxies will be solicited through the mail, but officers and staff of the Company may solicit proxies personally.  The Company may, at its discretion, engage the services of a proxy solicitation firm to assist in the solicitation of proxies.  The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material and such expenses as may be paid to any proxy solicitation firm engaged by the Company.
It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on or about April 13, 2018.
A proxy for the Annual Meeting is enclosed.  Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted by delivering an instrument revoking it, or a duly executed proxy bearing a later date, to our Corporate Secretary at 195 North First Street, Dixon, California 95620.  In addition, a proxy will be revoked if the person executing the proxy is present at the Annual Meeting and advises the Chairman of his or her election to vote in person.
The proxy also confers discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed which may properly be presented for action at the Annual Meeting; action with respect to procedural matters pertaining to the conduct of the Annual Meeting; and election of any person to serve as a director in lieu of a bona fide nominee named herein, if such nominee is unable or unwilling to serve.
UNLESS REVOKED, ALL SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED IN TIME FOR THE MEETING WILL BE VOTED AS SPECIFIED IN SUCH PROXY OR, IF NOT SPECIFIED, THEN IN FAVOR OF THE ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF MOSS ADAMS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2018, AND IN THE DISCRETION OF THE PROXYHOLDERS WITH RESPECT TO ALL OTHER PROPOSALS PROPERLY BROUGHT BEFORE THE MEETING.
Voting Rights and Vote Required
Only shareholders of record at the close of business on the record date of March 29, 2018 will be entitled to vote in person or by proxy at the Annual Meeting.  On the record date, there were 11,661,857 shares of our common stock outstanding.
Shareholders of common stock of the Company are entitled to one vote for each share held, except that in the election of directors, under California law and the Bylaws of the Company, each shareholder may be eligible to exercise cumulative voting rights and may be entitled to as many votes as shall equal the number of shares of common stock of the Company held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all of such votes for a single nominee or may distribute them among two or more nominees.  No shareholder, however, shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of common stock held by such shareholder multiplied by the number of directors to be elected) unless the name(s) of the candidate(s) has (have) been placed in nomination prior to voting in accordance with Article III, Section 23 of the Company's Bylaws (which requires that nominations made other than by the Board of Directors be made at least 30 and not more than 60 days prior to any meeting of shareholders) and a shareholder has given notice to the Company of an intention to cumulate votes prior to the voting in accordance with Article II, Section 13 of the Company's Bylaws.  If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination, in which event votes represented by proxies delivered pursuant to this Proxy Statement may be cumulated, in the discretion of the proxyholders, in accordance with the recommendation of the Board of Directors.  Discretionary authority to cumulate votes in such event is, therefore, solicited in this Proxy Statement.

The vote required to approve each proposal is as follows:
1.
In the election of directors, the ten nominees receiving the highest number of votes will be elected.  It is required that all shareholders who hold their shares in "street name" provide voting instructions for nominees as brokerage firms no longer have discretionary authority to vote your shares for you; therefore, we respectfully request you provide voting instructions to your broker if your shares are held in "street name."

2.
Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee.  Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares.  If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be "broker non-votes" and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote.  Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum.  Your broker or other nominee has discretionary authority to vote your shares on the ratification of Moss Adams LLP as our independent auditor.  Brokers that have sent proxy soliciting materials to a beneficial owner but have not received voting instructions from the beneficial owner may nevertheless vote on routine matters, including the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as independent registered public accounting firm.  If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting.

Voting of Proxies – Quorum
The shares of common stock of the Company represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the shareholders' choices specified therein; where no choices have been specified, the shares will be voted "FOR" each of the ten nominees for director recommended by the Board of Directors, and "FOR" the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the independent registered public accounting firm for the year ending December 31, 2018, and at the proxyholder's discretion, on such other matters, if any, which may properly come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).  A majority of the shares entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the Annual Meeting.
Abstentions and broker "non-votes" are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum.

Revocability of Proxy
A shareholder using the enclosed proxy may revoke the authority conferred by the proxy at any time before it is exercised by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at our executive offices located at 195 North First Street, Dixon, California 95620, or by appearing and voting by ballot in person at the Annual Meeting after advising the Chairman of the shareholder's intention to do so.
Proposal 1
 Nomination and Election of Directors

At the Annual Meeting it will be proposed to elect ten (10) directors of the Company, each to hold office until the next annual meeting, until their successors shall be elected and qualified, or until an individual director has reached the mandatory retirement age of 72 years (or, if approved by the Board of Directors, at the adjournment of the first meeting of the Board of Directors following his or her 72nd birthday).  It is the intention of the proxyholders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the ten (10) nominees named below. The ten (10) nominees consist of all the incumbent directors of the Company (with the exception of Lori J. Aldrete, who will retire from the Board on April 20, 2018).
The Board of Directors does not anticipate that any of the nominees will be unable or unwilling to serve as a director of the Company, but if that should occur before the Annual Meeting, the proxyholders, in their discretion, upon the recommendation of the Company's Board of Directors, reserve the right to substitute a nominee and vote for another person of their choice in the place and stead of any nominee unable or unwilling to serve.  The proxyholders reserve the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxyholders may determine in their discretion, based upon the recommendation of the Board of Directors.

Nominees
The following table sets forth each of the nominees for election as a director, their age, their position with the Company, and the period during which they have served as a director of the Company and the Bank.
Name	Age	Position With The Company	Director of Bank Since	Director of The Company Since
Frank J. Andrews, Jr.	69	Director	1993	2000
Patrick R. Brady	65	Director	2013	2013
John M. Carbahal	63	Director	1996	2000
Gregory DuPratt	64	Director	1996	2000
Barbara A. Hayes	54	Director	2016	2016
Richard M. Martinez	62	Director – Vice Chairman*	2011	2011
Foy S. McNaughton	67	Director	2000	2000
Sean P. Quinn	61	Director	2016	2016
Mark C. Schulze	47	Director	2017	2017
Louise A. Walker	57	President, Chief Executive Officer and Director	2011	2011

*In November 2017, Mr. Martinez was nominated by the Corporate Governance Committee to succeed Lori J. Aldrete as Chairman of the Board upon her retirement in April 2018.  Mr. Martinez's nomination is expected to be voted upon by the Board of Directors at its organizational meeting in May 2018.

Frank J. Andrews, Jr. has been President of Andrews, Lando & Associates since 1995, and a partner in ASB Properties, established in 1990, both of which are real estate development firms.  Prior to that time, Mr. Andrews was President of Andrews Management Services for three years and Vice President of Amos & Andrews, Inc., for fifteen years.  Andrews Management Services and Amos & Andrews, Inc. are also real estate development companies.  For the past 30 years, Mr. Andrews has worked with various cities and agencies throughout Solano County.  Mr. Andrews is a retired board member, past president, and member of the Solano Farm Land Trust.  He served as a board member on the Solano County Economic Council in the past, whose mission was to bring industry to Solano County.  Mr. Andrew's service on boards both in the private and public sectors and his experience in land development has provided him with extensive knowledge and experience in marketing, real estate development, and management.  Mr. Andrews is a member of the Bank's Asset Quality and Loan Committees.
Patrick R. Brady recently retired as Chief Executive Officer of Sutter Roseville Medical Center.  He has been involved with Sutter since 1981.  Prior to assuming his role at Sutter Roseville, Mr. Brady served as the Chief Executive Officer of Sutter Solano Medical Center (SSMC) for approximately six and a half years.  Prior to SSMC, he served in a variety of executive level positions with Sutter Health in the greater Sacramento Area and in hospital management in Los Angeles, California and Tucson, Arizona.  Mr. Brady has a Bachelor of Science degree in Public Administration from the University of Arizona and a Masters degree in Hospital Administration from the University of Minnesota.  His professional activities include leadership roles in the American Hospital Association, American College of Healthcare Executives, California Healthcare Association, The Hospital Council of Northern and Central California, and the American Heart Association.  He has participated actively in local and regional affairs through Chamber of Commerce Boards, the Board of the Partnership HealthPlan of California, the Board of the Solano Coalition for Better Health, the Board for the Child Abuse Prevention Council for Placer County, the Board for Northern California P.E.T. Imaging, the Placer County Community Advisory Board, Rotary Club of Roseville, and the Placer County Economic Development Board.  Mr. Brady's service on boards both in the private and public sectors and experience as a Chief Executive Officer, has provided him with extensive knowledge and experience in financial management, corporate governance, and risk management.  Mr. Brady is a member of the Bank's Asset Management and Trust, Compensation and Profit Sharing Committees.
John M. Carbahal is a Certified Public Accountant and since 1984 has been a principal and shareholder of Carbahal & Company, Inc., an Accountancy Corporation.  Mr. Carbahal received his undergraduate degree in Business Administration – Accounting from California State University Chico, and his Masters of Business Administration from Golden Gate University.  He is currently a member of the American Institute of Certified Public Accountants, as well as the California Society of Certified Public Accountants.  He is very involved in the community as a member of the Winters Rotary Club.  He is a past board member of the Yolo County Land Trust, and past president of the Winters Rotary Club and the Yolo County Chamber of Commerce.  Mr. Carbahal's service on boards both in the private and public sectors, and his experience as a Certified Public Accountant and owning his own company has provided him with extensive knowledge and experience in financial management, corporate governance, risk management, and auditing.  Mr. Carbahal is Chairman of the Bank's Audit Committee, and a member of the Bank's Asset/Liability, Loan, and Nominating and Corporate Governance Committees.

Gregory DuPratt served as Vice President/Sales Manager of Ron DuPratt Ford until 2014.  The Dixon automobile dealership and family business was established in 1956.  Prior to becoming Vice President, Mr. DuPratt worked in all phases of the dealership from the repair shop to accounting, sales, and sales management.  Mr. DuPratt graduated with honors from the University of Southern California with a Master of Business Administration.  He is involved in the Community as a member of the Dixon Rotary Club (past President), Chamber of Commerce Board Member, Silveyville Cemetery District Board Member, and numerous Ad Hoc Committees.  Mr. DuPratt's management and marketing experience, in addition to his service on boards, has provided him with extensive operational and oversight experience with regard to corporate governance, marketing, and management.  Mr. DuPratt is the Chairman of the Bank's Asset Management and Trust Committee and a member of the Bank's Asset/Liability, Compensation, Loan, Nominating and Corporate Governance, and Profit Sharing Committees.
Barbara A. Hayes is the President & CEO of Strategic Excellence, LLC, serving as an executive economic development and management strategist providing business and communications counsel to organizations, local governments, boards, and professionals.  She is past President & CEO of the Sacramento Area Commerce and Trade Organization (SACTO), an economic development organization and business recruiter serving the six-county Sacramento Region.  Ms. Hayes served 14 years as President and CEO, and six years as Deputy Director of SACTO.  Prior to joining SACTO, Ms. Hayes held positions with the California Trade and Commerce Agency, where she managed small business financial and technical assistance programs across the state.  She has extensive knowledge and experience with strategic vision and planning, economic development, public policy and legislative relations, marketing, and corporate communications.  Ms. Hayes holds a Bachelor of Arts in International Relations and Economics from the University of California, Davis.  She also completed coursework in accounting and business law at Sacramento State University, and holds a Public Service Ethics Certificate.  Ms. Hayes is Chair of the Sutter Hospital Valley Region Anderson Lucchetti Women's and Children's Center and serves as a corporate director with California Certified Development Corporation.  Ms. Hayes is a member of the Bank's Asset/Liability, Audit and Loan Committees.
Richard M. Martinez is a partner in Triad Farms, a diversified row crop farm that operates property in Solano and Yolo Counties.  He has been responsible for the financial management of the farming operations for over 30 years.  From 1981 to 1985, Mr. Martinez was employed by the Yolo County Flood Control and Water Conservation District in Yolo County and served as Division Manager for the Irrigation and Flood Control operations.  Mr. Martinez received a Bachelor of Science Degree in Agriculture from California State University at Chico.  He served for 20 years as a director for the Dixon Resource Conservation District and also served as the Chairman for the Dixon Joint Powers Authority for regional drainage.  Mr. Martinez remains active in many agricultural and natural resources related associations and advisory committees.  His experience in the management of both private and public sectors in the region has provided him with extensive knowledge of the local agriculture community.  Mr. Martinez is the Chairman of the Bank's Compensation Committee and a member of the Bank's Asset/Liability, Loan, and Nominating and Corporate Governance Committees.
Foy S. McNaughton is the President and Chief Executive Officer of McNaughton Newspapers, a group of community newspapers that includes the Davis Enterprise, Daily Republic (Fairfield), Mountain Democrat (Placerville), Winters Express, and Life Newspapers (El Dorado County).  He has held this position since 1985 and also operates as the company's CFO.  His newspapers employ over 250 people in the local area.  Mr. McNaughton has served on the board of directors of many community groups such as the Davis and Fairfield Chambers of Commerce and Rotary Clubs.  He is past president of the Travis Regional Armed Forces Committee, Sutter Davis Hospital, and the Fairfield Community Services Foundation.  He has been a resident of Davis, California since 1973.  Mr. McNaughton's service on boards of both private and public sector companies has provided him with broad financial knowledge and experience in marketing and advertising and extensive operational and oversight management.  Mr. McNaughton is the Chairman of the Bank's Loan Committee and a member of the Bank's Audit, Information Services Steering, and Nominating and Corporate Governance Committees.

Sean P. Quinn is the former City Manager for the City of Fairfield, where he served from 2007 to 2014.  Prior to that, Mr. Quinn was the Director of the Department of Community Development for the City of Fairfield from 1995 to 2007.  During his tenure with the City of Fairfield, Mr. Quinn oversaw economic and community development, business financing, capital projects, and long-range planning activities.  Mr. Quinn currently provides consulting services with municipal and non-profit organizations.  Mr. Quinn is a founding member, past president, and board member, with the California Association for Local Economic Development (CALED); he also is a board member with Paradise Valley Estates, and President of Fairfield Community Services Foundation.  Mr. Quinn is a past president of the Solano Land Trust.  Mr. Quinn is a member of the Bank's Audit and Compensation Committees.
Mark C. Schulze is a co-Founder of Clover Network, Inc.  Clover is a leading payments processor and now a subsidiary of First Data Corporation, the world's largest payment processor and one of the largest credit card issuers.  Mr. Schulze has been active in technology and financial services related companies for over 20 years.  Mr. Schulze is also an active investor and limited partner in a number of technology funds and serves as an advisor to companies within Orange's technology incubator (France Telecom) as well as to companies within the 500 Startups portfolio.  Mr. Schulze graduated from Bowdoin College with a Bachelor of Arts in Government.  He has been a long time shareholder of the Company.  Mr. Schulze's experience with both private and public companies has provided him with extensive knowledge and experience with payments, marketing, and management.  Mr. Schulze is a member of the Bank's Audit and Information Services Steering Committees.
Louise A. Walker has served as President and Chief Executive Officer of the Company and its wholly owned subsidiary, First Northern Bank, since January 1, 2011.  Ms. Walker joined First Northern Bank in 1979, and has been a member of Senior Management since 1989.  During her career, she has held a variety of positions, which included head of Operations and Data Processing and the oversight of Human Resources, Risk Management, Compliance, Accounting, and Finance.  Most recently, Ms. Walker held the position of Senior Executive Vice President/Chief Financial Officer.  She has a Bachelor of Arts degree in Management from Saint Mary's College of California.  Ms. Walker is past Chairwoman and a member of the California Bankers Association Board of Directors, member of American Bankers Association Board of Directors, member of Valley Vision Board of Directors, member of Yolo Food Bank Board of Directors, Chairwoman of Solano Economic Development Corporation, Board member of Roseville Community Development Corporation, member of Dixon Rotary, and past president of Soroptimist International of Dixon.  Ms. Walker is also a board member of Lambda Alpha International, Sacramento Chapter.  Ms. Walker's extensive service as a board member of both private and public organizations has provided her with extensive knowledge and experience in the banking industry, financial management, risk management, corporate governance, and marketing.  Ms. Walker is a member of the Bank's Asset/Liability, Asset Management and Trust, Asset Quality, Loan, Information Services Steering, and Profit Sharing Committees.
None of the Directors of the Company was selected pursuant to arrangements or understandings other than with the Directors and shareholders of the Company acting within their capacity as such.  There are no family relationships between any of the directors, and none of the directors serve as a director of any other company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.

Board Oversight of Risk Management
The Board of Directors of the Bank is engaged in Bank-wide risk management oversight, which constitutes substantially all of the assets of the Company.  The Board of Directors of the Bank relies upon the Chief Executive Officer and Chief Financial Officer/Chief Operating Officer to supervise day-to-day risk management and bring to its attention the most material risks to the Bank.  The Chief Executive Officer and Chief Financial Officer/Chief Operating Officer each provide reports directly to the Board of Directors of the Bank and certain of its committees, as appropriate.  Directors may also from time to time rely on the advice of outside advisors and auditors provided they have a reasonable basis for such reliance.
The Board of Directors of the Bank also delegates certain oversight responsibilities to its Board committees.  The full Board of the Bank considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their area of responsibility.  For example, while the primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics rests with the management of the Company and the Bank, the Audit Committee provides risk oversight with respect to our financial statements and our internal controls over financial reporting.  For a description of the functions of the various committees of the board, see "Committees of the Board of Directors of the Company and the Bank" below.
Committees of the Board of Directors of the Company and the Bank
The Company does not have Audit, Nominating or Compensation Committees or committees performing similar functions.  However, the Board of Directors of the Bank has several standing committees, as discussed below, including an Audit, Compensation, Loan, and Nominating and Corporate Governance committees, which perform the functions of such committees for the Company.  The Directors of the Company are also Directors of the Bank.  As such, the Bank committees supervise and review the activities of the Bank, which constitute substantially all of the assets of the Company on a consolidated basis.  The Audit Committee and Compensation Committee have charters which are available for review on the Bank's website at www.thatsmybank.com.
The Bank has a standing Asset/Liability Committee composed of John M. Carbahal, Gregory DuPratt, Barbara A. Hayes, Richard M. Martinez, and Louise A. Walker.  Jeremiah Z. Smith, Senior Executive Vice President and Chief Operating Officer, is the Asset/Liability Committee Chairman.  The Asset/Liability Committee reviews and oversees the management of the Bank's assets and liabilities.  The Asset/Liability Committee held 7 meetings with Director participation in 2017.
The Bank has a standing Asset Management and Trust Committee composed of Patrick R. Brady, Gregory DuPratt, and Louise A. Walker.  Gregory DuPratt is the Asset Management and Trust Committee Chairman.  The Asset Management and Trust Committee held 4 meetings during 2017 for the purpose of reviewing the general status of the Bank's Asset Management and Trust Department.
The Bank has a standing Audit Committee composed of John M. Carbahal, Barbara A. Hayes, Foy S. McNaughton, Sean P. Quinn, and Mark C. Schulze.  John M. Carbahal is the Audit Committee Chairman.  The Audit Committee reviews and oversees the audit results for the Bank and our internal controls over financial reporting.  The Audit Committee of the Bank held 5 meetings during 2017.
The Bank has a standing Asset Quality Committee composed of Frank J. Andrews, Jr. and Louise A. Walker.  Chaille James, Senior Vice President/Special Assets Manager, is the Committee Chairwoman.  The Asset Quality Committee held 4 meetings during 2017 for the purpose of reviewing and monitoring asset quality in the Bank's loan portfolio.
The Bank has a standing Compensation Committee composed of Lori J. Aldrete, Patrick R. Brady, Gregory DuPratt, Richard M. Martinez, and Sean P. Quinn.  Richard M. Martinez is the Compensation Committee Chairman.  The Compensation Committee held 7 meetings during 2017 for the purpose of reviewing and recommending to the Bank's Board of Directors the Bank's compensation objectives and policies and administering the Company's stock plans.

The Bank has a standing Information Services Steering Committee composed of Foy S. McNaughton, Mark C. Schulze, and Louise A. Walker.  Bruce Orris, Executive Vice President/Chief Information Officer, is the Information Services Steering Committee Chairman.  The Committee held 3 meetings during 2017 for the purpose of reviewing and monitoring bankwide information technology issues and safety according to the Information Services Department policies and procedures.
The Bank has a standing Loan Committee composed of Lori J. Aldrete, Frank J. Andrews, Jr., John M. Carbahal, Gregory DuPratt, Barbara A. Hayes, Richard M. Martinez, Foy S. McNaughton, and Louise A. Walker.  Foy S. McNaughton is the Loan Committee Chairman.  The Loan Committee held 22 meetings during 2017 for the purpose of approving loans and loan policy.
The Bank has a standing Profit Sharing Committee composed of Patrick R. Brady, Gregory DuPratt, and Louise A. Walker.  The Profit Sharing Committee held 4 meetings during 2017 for the purpose of considering plan administration and investments.
The Bank has a standing Nominating and Corporate Governance Committee composed of Lori J. Aldrete, John M. Carbahal, Gregory DuPratt, Richard M. Martinez, and Foy S. McNaughton.  Lori J. Aldrete is the Nominating and Corporate Governance Committee Chairwoman.  The Nominating and Corporate Governance Committee held 2 meetings during 2017 for the purpose of considering corporate governance best practices and to review and nominate potential candidates for directors of the Bank and the Company as needed.  This Committee fulfills the responsibilities of a director nominating committee for the Company.  The Nominating and Corporate Governance Committee operates under a written charter.
The Nominating and Corporate Governance Committee will consider candidates nominated by the Company's shareholders, Directors, officers, and from other sources.  The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary attributes so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business.  In evaluating candidates, the Board of Directors considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements), and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.
The Board of Directors will consider candidates nominated by the shareholders of the Company if the nomination is made in writing in accordance with the procedures for nominating Directors of the Company, as described herein.  These nomination procedures are designed to give the Board of Directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third–party nominations if the nomination procedures are not followed.
Pursuant to Article III, Section 23 of the Bylaws of the Company, director nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the President of the Company, not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors.  The provision also requires that the notice contain detailed information necessary to determine if the nominee is qualified under our Bylaws.  Under our Bylaws, no person may be a member of the Board of Directors:
•
who has not been a resident for a period of at least two years immediately prior to his or her election of a county in which any subsidiary of the Company maintains an office, unless the election of such person is approved by the affirmative vote of at least two-thirds of the members of the Board of Directors of the Company then in office;

•
who owns, together with his or her family residing with him or her, directly or indirectly, more than one percent of the outstanding shares of any banking corporation, affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company;

•
who is a director, officer, employee, agent, nominee, or attorney of any banking corporation, affiliate, or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company; or

•
who has or is the nominee of anyone who has any contract, arrangement or understanding with any banking corporation, or affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company (a "covered entity"), or with any officer, director, employee, agent, nominee, attorney or other representative of such covered entity, that he or she will reveal or in any way utilize information obtained as a director of the Company or that he or she will, directly or indirectly, attempt to effect or encourage any action of the Company.

Nominations not made in accordance with the procedures set forth in the Company's Bylaws may, in the discretion of the Chairman of the Annual Meeting, be disregarded, and, upon his or her instruction, the inspector(s) of election shall disregard all votes cast for such nominee(s).  A copy of Sections 22 and 23 of Article III of the Company's Bylaws may be obtained by sending a written request to:  Ms. Devon Camara-Soucy, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.
The Bank has several other committees that meet on an as needed basis.
If you wish to communicate with the Board of Directors, you may send correspondence to the Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.  The Corporate Secretary will submit your correspondence to the Board of Directors or the appropriate committee, as applicable.
Board of Directors Meetings
In 2017, the Board of Directors of the Bank held 10 regularly scheduled meetings, and 4 joint meetings with the Board of Directors of the Company.  Each Director attended at least 75% of the aggregate of: (1) the total number of meetings of the Boards of Directors held during the period for which he or she has been a director; and (2) the total number of meetings of committees of the Boards of Directors on which he or she served during the period for which he or she served.  The Company has a policy to encourage Directors to attend the Annual Meeting.  All of the Directors attended the Annual Meeting of Shareholders in 2017.
Director Independence
The Board of Directors has determined that (1) a majority of the Company's directors, (2) each member of the Compensation Committee, (3) each member of the Audit Committee, and (4) each member of the Nominating and Corporate Governance Committee, is "independent" under the applicable standards set forth in the Nasdaq Marketplace Rules.  The Board of Directors has determined that all directors except Ms. Walker are independent under the applicable standards set forth in the Nasdaq Marketplace Rules.

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  The Board has determined that having an independent director serve as Chairman is in the best interest of the Company's shareholders at this time.  This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures.  Further, this structure permits the Chief Executive Officer to focus on the management of the Company's day-to-day operations.

Director Compensation

2017 Director Compensation Table

	Fees earned or paid in cash	Change in pension value	Total
Name	($)(1)	($)(2)	($)
Lori J. Aldrete (3)	33,250	1,765	35,015
Frank J. Andrews, Jr.	28,000	1,765	29,765
Patrick R. Brady	28,000	-	28,000
John M. Carbahal	33,500	12,393	45,893
Gregory DuPratt	37,900	12,724	50,624
Barbara A. Hayes	30,000	-	30,000
Richard M. Martinez	34,700	-	34,700
Foy S. McNaughton	32,000	1,765	33,765
Sean P. Quinn	27,000	-	27,000
David W. Schulze (4)	1,750	1,765	3,515
Mark C. Schulze	23,450	-	23,450
1.
Each director who is not an officer or employee of the Company or the Bank received $1,500 for each jointly-held and regularly scheduled meeting of the Boards of Directors attended, with the exception of the Board Chairman who received $1,900. In addition, Directors receive $400 per special meeting of the Board of Directors, and $500 per Committee meeting attended with the Chairman of Committee meetings receiving $600, with the exception of the Audit Committee Chairman who receives $700 per meeting.  In addition, each director received a $4,500 retainer fee, prorated as necessary for partial year service.  Ms. Walker was an employee and she received no additional compensation for her services as a director for 2017.

2.	Amounts reflected in this column are attributable to the aggregate change in the actuarial present value of each director's accumulated benefit under Directors Retirement Agreements.
3.	Ms. Aldrete will retire from the Board of Directors of the Company and the Bank on April 20, 2018.
4.	Mr. David W. Schulze retired from the Board of Directors of the Company and the Bank on January 29, 2017.
The Company has Director Retirement Agreements with each of its non-employee directors with the exception of directors who joined the Company after February 2011.  The agreements were intended to encourage existing Directors to remain directors, providing the Company with the benefit of the Directors' experience and guidance in the years ahead.  In November 2010, the Board of Directors determined that Director Retirement Agreements would not be offered to new members of the Board of Directors.
For retirement on or after the normal retirement age of 72, the Director Retirement Agreements provide a benefit for 10 years ranging from $10,000 annually for a director with 10 years of service to a maximum of $15,000 annually for a director with 15 or more years of service, including years of service prior to the effective date of the Director Retirement Agreements.  As of January 1, 2018, there were five active directors who had served more than 15 years as a director and were eligible for director retirement benefits.  Benefits under the Director Retirement Agreements are payable solely to those directors who have served for at least 10 years, unless the director terminates service because of death or disability or unless the director's service terminates within two years after a change in control.

In the case of early termination of a director's service before age 72 for reasons other than death or disability or within two years after a change in control, he or she will receive over a period of 10 years aggregate payments equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which the director's service terminated.  However, early termination benefits will not be payable unless the director is at least 55 years of age and has served as a director for at least 10 years, including years of service prior to the effectiveness of the Director Retirement Agreements.  If a director becomes disabled before age 72, the director will receive a lump-sum payment in an amount equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which disability occurred, regardless of whether the director has 10 years of service or has reached age 55.  If a change in control occurs and a director's service terminates within 24 months after the change in control, the director will receive a lump-sum payment equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which termination occurred, regardless of whether the director has 10 years of service or has reached age 55.  For this purpose, the term "change in control" means:
•	A merger occurs and as a consequence the Company's shareholders prior to the merger own less than 50% of the resulting company's voting stock;
•
A beneficial ownership report is required to be filed under the Securities Exchange Act of 1934 by a person (or group of persons acting in concert) to report ownership of 20% or more of the Company's voting securities; or

•
During any period of two consecutive years, individuals who constituted the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute a majority of the Board.  Directors elected during the two-year period are treated as if they were directors at the beginning of the period if they were nominated by a vote of at least two-thirds of the Directors in office at the beginning of the period.

No benefits are payable under the Director Retirement Agreements to a Director's beneficiaries after the Director's death.  A Director forfeits all benefits under the Director Retirement Agreement if his or her Director service terminates because of neglect of duties, commission of a felony or misdemeanor, or acts of fraud, disloyalty, or willful violation of significant Bank policies, or if the Director is removed from office by order of the Federal Deposit Insurance Corporation.
The Company has also purchased insurance policies on the lives of the Directors who entered into Director Retirement Agreements, paying the premiums for these insurance policies with one lump-sum premium payment of approximately $2.15 million.  The Company expects to recover the premium in full from its portion of the policies' death benefits.  The Company purchased the policies as an informal financing mechanism for the post-retirement payment obligations under the Director Retirement Agreements.  Although the Company expects these policies to serve as a source of funds for benefits payable under the Director Retirement Agreements, the contractual entitlements arising under the Director Retirement Agreements are not funded and remain contractual liabilities of the Company, payable on or after each Director's termination of service.
Under the Split Dollar Agreements and Split Dollar Policy Endorsements with the Directors, which were entered into on the same date the Director Retirement Agreements were executed, the policy interests are divided between the Company and each Director. The Split Dollar Agreements provide that a Director's designated beneficiary(ies) will be entitled to receive at the Director's death life insurance proceeds in the amount of:
(a) $120,000 if the Director dies before age 72,
(b) $60,000 if the Director dies after reaching age 72 but before age 75, and
(c) $30,000 if the Director dies thereafter.

The Director's beneficiary(ies) would receive no further benefits under the Director Retirement Agreement, and the Company's obligations under that agreement would be extinguished.  The Company is entitled to any insurance policy death benefits remaining after payment of the amount indicated above to the Director's beneficiary(ies).
Director Retirement benefits
The following table shows the present value of benefits payable under the Director Retirement Agreements to the directors, assuming certain events:
Director Retirement Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lori Aldrete (1)	Director Retirement Agreement	16.08	130,023	-
Frank Andrews	Director Retirement Agreement	16.08	130,023	-
John Carbahal	Director Retirement Agreement	16.08	114,597	-
Greg DuPratt	Director Retirement Agreement	16.08	118,846	-
Foy McNaughton	Director Retirement Agreement	16.08	130,023	-
David W. Schulze (2)	Director Retirement Agreement	15.17	130,023	-
1.	Ms. Aldrete will retire from the Board of Directors of the Company and the Bank on April 20, 2018.
2.	Mr. Schulze retired from the Board of Directors of the Company and the Bank on January 29, 2017.
Director Non-Qualified Deferred Compensation
The Company has implemented an elective Deferred Director Fee Plan, a nonqualified plan providing unfunded deferred benefits for participating directors.  Under the Plan, deferred director fees earn interest at a rate determined annually by the Company.  During 2017, no Director elected to defer their director fees.   The Company is entitled to any insurance policy death benefits from an insurance policy purchased by the Company with a lump-sum premium payment of $75,000.  The Company purchased life insurance policies on the lives of participants in the Director Non-Qualified Deferred Compensation Plan as an informal financing mechanism.

Executive Officers

Set forth below is certain information regarding our executive officers.
Name and Title	Age	Principal Occupation During the Past Five Years
Louise A. Walker, President/Chief Executive Officer/Director	57	Senior Executive Vice President and Chief Financial Officer of the Company from 1997 through 2010, and President, Chief Executive Officer and Director of the Company since January 2011 to present.
Jeremiah Z. Smith, Senior Executive Vice President/ Chief Financial Officer/Chief Operating Officer Kevin M. Spink, Executive Vice President/Chief Financial Officer	42 39
Executive Vice President, Chief Financial Officer of the Company from 2011 through 2014, and Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from October 2014 to February 2018. Senior Executive Vice President and Chief Operating Officer since February 2018.
Senior Vice President and Chief Accounting Officer of Rabobank N.A. from September 2013 through January 2016, Senior Vice President and Corporate Controller of the Company from February 2016 to February 2018, and Executive Vice President and Chief Financial Officer of the Company from February 2018 to present.

T. Joe Danelson, Executive Vice President, Chief Credit Officer	60
Executive Vice President and Chief Credit Officer of Premier West Bank from January 2012 to April 2013, Executive Vice President and Chief Credit Officer of Coastal Community Bank from May 2013 to December 2014, and Executive Vice President and Chief Credit Officer of the Company since January 2015 to present.

Bruce A. Orris, Executive Vice President, Chief Information Officer	61	Senior Vice President, and Chief Information Officer of the Company from 2001 through 2011 and Executive Vice President and Chief Information Officer of the Company since January 2011 to present.
Jeffrey R. Adamski, Executive Vice President, Senior Loan Officer	60
Senior Vice President and Regional Branch Manager of the Company from January 2006 through February 2010, Senior Vice President and Senior Loan Officer of the Company from March 2010 through December 2010, and Executive Vice President and Senior Loan Officer of the Company since January 2011 to present.

Compensation discussion and Analysis
Role of the Compensation Committee in Setting Compensation and Determining Compensation Objectives
The Committee's purpose is to (a) review and recommend compensation objectives and policies to the Board of Directors, (b) administer the Bank's and the Company's stock plans, long-term incentive plans and certain employee benefit plans, (c) review and recommend to the Board the compensation of the Chief Executive Officer, and review and approve compensation for the Bank's other named executive officers, (d) provide oversight and manage risks relative to the Company's annual incentive plan and (e) produce a Compensation Committee Report for inclusion in the Company's proxy statement for its annual meeting of shareholders.

The Committee also periodically reviews the compensation levels of the Board of Directors.  In its review, the Committee looks to ensure that the compensation is fair, reasonably competitive, and commensurate to the responsibilities of both the individual directors as well as the Board in the aggregate.
To achieve these goals and objectives, the Committee expects to maintain compensation plans that create an executive compensation program that is set at competitive levels of comparable public financial services institutions with comparable performance.  The Committee has followed certain fundamental objectives to ensure the effectiveness of the Company's compensation strategy.  The objectives include the following;
Internal and external fairness.  The Company recognizes the importance of perceived fairness both internally and externally of compensation practices.  The Committee has evaluated the overall economic impact of the Company's compensation practices and, when deemed necessary, has consulted with independent outside advisors in the evaluation of contractual obligations and compensation levels.
Performance-based incentives.  The Company has established financial incentives for executives who meet certain objectives, which thereby assist the Company in meeting its long-term growth and financial goals.
 Shareholder value and long-term incentives.  The Committee believes that the long-term success of the Company and its ability to consistently increase shareholder value is dependent on its ability to attract and retain skilled executives.  The Company's compensation strategy encourages equity-based compensation to align the interests of management and shareholders.
Full Disclosure.  The Committee seeks to provide full disclosure to the independent members of the Board of Directors of the Company of the compensation practices and issues to ensure that all directors understand the implications of the Committee's decisions.
The Committee has reviewed the compensation practices of peers and considered management's individual efforts for the benefit of the Company and has reviewed various subjective measures in determining the adequacy and appropriateness of the compensation of Named Executive Officers.  The Committee takes into account the performance and contributions of the Named Executive Officers and recognizes the competition among financial institutions for attracting and retaining key executive talent continues to be intense in today's competitive market.  The Committee takes such market considerations into account to ensure that the Company is providing an appropriate total compensation framework to enable it to continue to attract new executives and to retain the ones it already employs.  The Committee also takes into account the strong support of shareholders in the most recent triennial nonbinding say-on-pay vote.  General economic conditions and the past practice of the Company are also factors that are considered by the Committee.  Further the Committee reconfirmed its commitment to the following:
-	Double-trigger Change of Control Severance Payments
-	Absence of any gross-ups in any of the incentive programs
-	Clawback Policy in our performance based bonus plans
-	Executive Stock Ownership Guidelines
Executive stock ownership guidelines are designed to assist in focusing executives on the long-term success of the Company by requiring executives to maintain ownership over the long term. Ownership guidelines apply to all Named Executive Officers and are based on a multiple of two times base salary for the Chief Executive Officer and one times base salary for all other named executive officers. All Officers are expected to meet the guideline no more than ten years after first becoming subject to it and to continuously own sufficient shares to meet the guideline once attained.

The Committee has established various processes to assist in ensuring that the Company's compensation program is achieving its objectives.  Among these are;
Assessment of Company Performance.  In establishing total compensation, the Committee uses company performance measures, including but not limited to asset quality, earnings per share, return on assets and return on equity in two ways:  to gauge generally the overall Company performance relative to peer companies and to gauge generally the overall Company performance against the Company's own strategic objectives.  These specific performance targets provide guidance for a view of Company performance, which then is utilized as one element in determining overall compensation.
Assessment of Individual Performance.   Individual performance and contributions have a strong impact on the compensation of all employees, including the CEO and the other Named Executive Officers.  For the executive officers, the Committee receives a performance assessment and compensation recommendation from the CEO, other than for herself, and also exercises its judgment based on the Board's interactions with its Named Executive Officers.  For the CEO, the Committee completes a performance assessment based on the Company's overall performance results and also exercises its judgement based on the Board interactions with the CEO.  Along with the CEO, the performance evaluation of the Named Executive Officers is based on his or her contribution to the Company's performance and other leadership accomplishments.
Total Compensation Review.  The Committee reviews each Named Executive Officer's base salary, bonus, and equity award compensation annually.  In addition to these primary compensation elements, the Committee reviews the perquisites and other compensation, and payments that would be paid under severance and change-in-control scenarios.  Following the 2017 review, the Committee determined that these elements of compensation were reasonable in the aggregate.
Subject to the requirements of applicable law, the Compensation Committee may designate persons other than its members to carry out its responsibilities under the Company's incentive plans (including the selection of and the granting of awards under the plans to participants), except that the Compensation Committee may not delegate its authority with regard to the selection for participation of, or the granting of awards under the plans to, persons subject to Section 16 of the Securities Exchange Act of 1934.
The Charter of the Compensation Committee is available on the Company's website (www.thatsmybank.com) and is also available in print upon request (submit requests for copies of the Charter to First Northern Community Bancorp, Attn: Investor Relations, 195 North First Street, P.O. Box 547, Dixon, CA 95620).
Say on Pay Vote
At our 2017 Annual Meeting of Shareholders, we conducted a non-binding shareholder advisory vote on the compensation of our NEOs (commonly known as a "say-on-pay" vote). Our shareholders approved the say-on-pay proposal with 5,588,476 votes for, 166,176 votes against, and 395,002 abstentions.  We believe this result demonstrates that our shareholders are generally supportive of our executive compensation program. As the Compensation Committee has reviewed our executive compensation policies and practices since the 2017 Say-on-Pay vote, it has been mindful of the level of support our shareholders have expressed for our approach to executive compensation. As such, following our annual review of our executive compensation program, the Compensation Committee decided to retain its general approach to executive compensation.
Compensation Philosophy
The Bank has determined that the purpose of compensation is to attract, motivate, and retain high performing employees throughout the Bank and the Company. Furthermore, the Bank also has determined that pay programs, especially those for top executives, should be designed in a manner that aligns employee interests with those of the Company's stockholders.  In view of these two beliefs, executive compensation programs at the Bank and the Company are designed to meet the following objectives:

•
Base salaries are targeted at the 50th percentile of the competitive market as defined by appropriate peer data and industry best practices.  The Committee has determined that a range of +/- 15% of the market 50th percentile denotes a normal competitive range.

•
Cash compensation will be targeted between the 50th and 75th percentiles of the competitive market and will be based on individual, business unit, and/or total Bank and Company performance.  At least 50% of the executive annual bonus will be tied directly to overall Bank results.

•	Long term incentives, including equity awards, will be granted, as appropriate, by the Compensation Committee in accordance with the current equity compensation plan.

The administration of the compensation program will be directed toward ensuring that the executives are paid fairly and competitively while aligning pay with the overall performance of the Bank and the Company.  Furthermore, all compensation decisions will be made with the intention to be compliant with all regulatory requirements and guidance.
Role of Executive Officers in Compensation Committee Deliberations
The Compensation Committee frequently requests the Chief Executive Officer and other named executive officers to be present at Committee meetings to discuss executive compensation.  Executive officers in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.
The Compensation Committee discusses the Chief Executive Officer's compensation with her, but final deliberations and all votes regarding her compensation are made in executive session, without the Chief Executive Officer present. The Committee also reviews and approves the Chief Executive Officer's recommendations and input from the compensation consultant regarding the other named executive officers' compensation.  Named Executive Officers are not present when the Committee makes decisions about their compensation.
Interaction with Compensation Consultants
McLagan a unit of Aon, an independent international compensation consulting firm was engaged in 2017 to conduct a formal and comprehensive review of the Company's executive total compensation.  McLagan has historically been engaged as an independent compensation consultant to provide input on executive compensation issues.  After the Committee's review of applicable rules for independence, it was determined that no known conflicts of interest exist between McLagan and any of its affiliates and the Company and any of its affiliates.  McLagan reports directly and only to the Committee and does not provide services to, or on behalf of, any other part of the Company's business.

During 2017, McLagan provided major and minor consulting services.  Major services provided included: (1) recommendation to the Committee of an appropriate peer group considering the Company's asset size, business model, location and performance, (2) comprehensive review of the Company's executive compensation programs, and (3) review of the Company's actual and target total compensation levels provided to the Company's Named Executive Officers.  In addition, McLagan reviewed the Company's financial performance relative to the selected peer group to make compensation recommendations to the Committee.  Other than described herein, the Committee did not give any specific direction to the compensation consultant about the analysis, the results reported and recommendations.  Other minor services provided to the Committee in 2017 included discussions of trends in compensation best practices as well as changes in compensation law and regulation.

Pay Level and Benchmarking

In October 2016, the Compensation Committee engaged McLagan to conduct a total compensation review of its NEOs.  The analysis and review were conducted in early 2017 and completed in March 2017.  As part of this engagement, the Compensation Committee worked in conjunction with McLagan to develop a custom peer group of public banks with assets ranging from $800 million to $2.3 billion that have similar business models and are likely to compete with the Company for executive talent.  Decisions made by the Committee are guided by information from the peer group and industry market data, but it also takes into consideration the current economic environment and financial condition of the Company.  The 2017 peer group was:

Heritage Commerce Corp Bank of Marin Bancorp
Heritage Oaks Bancorp                    Sierra Bancorp
Access National Corporation         Central Valley Community Bancorp
Community Financial Corporation                 Provident Financial Holdings
FNB Bancorp      Bank of Commerce Holdings
Evans Bancorp, Inc.          Pacific Mercantile Bancorp
First Financial Northwest, Inc.        Riverview Bancorp, Inc.
Oak Valley Bancorp           Pacific Financial Corporation
First Choice Bank              FS Bancorp, Inc.
American River Bancshares

Compensation Framework
Summary of Pay Components

The Company uses the pay components listed below to balance short-term and long-term objectives.  To attract talented executive officers, maintain a stable team of effective leaders, and provide non-competition and other protections for the Company, the compensation framework includes components such as base salary, annual cash incentive compensation, equity-based awards, employment agreements and retirement plans.

The Company's executive compensation program consists of the following components
Base Salary
The Company pays its Named Executive Officers ("NEOs") base salaries intended to be competitive, taking into account the individual's experience, performance, responsibilities, and past and potential contributions to the Company.  There is no specific weighting applied to the factors considered, and the Compensation Committee, based on industry information provided by outside experts and its own judgment, determines appropriate salaries within the parameters of the compensation philosophy.  The Company targets salaries for each NEO at the 50th percentile of competitive practice based on a review of industry surveys and similar positions at peer institutions.  The Committee has determined that a range of +/- 15% of the market 50th percentile denotes a normal competitive range. The salaries are at a lower competitive position than total compensation, reflecting the Company's philosophy of placing a significant portion of total compensation at risk and aligning it with performance.

Salary decisions also take into account the positioning of projected total compensation with target-level performance incentives.  Because incentive opportunities are defined as a percentage of salary, changes in salary have an effect on total compensation.  Prior to recommending salary increases for the Chief Executive Officer to the Board, the Compensation Committee reviews the projected total compensation based on the proposed salary.  For all other NEOs, the Compensation Committee considers the recommendations of the Chief Executive Officer and reviews information provided by outside consultants prior to establishing their salaries.

The results of the executive compensation review conducted by McLagan in early 2017 showed that overall NEO salaries were below market median and below the Company's normal range, as defined by the compensation philosophy. As a result, the following increases were made to the NEO base salaries in 2017:

Name	2016 Base Salary	Merit Increase	2017 Base Salary
Louise Walker	322,500	11.6%	360,000
Jeremiah Smith	225,000	11.1%	250,000
T. Joe Danelson	200,000	8.0%	216,000
Bruce Orris	163,320	4.1%	170,000
Jeffrey Adamski	178,020	6.0%	188,680

The Committee determined that these increases in base salary were warranted given the NEOs' contributions to the Company's performance results, each NEO's individual performance, the positioning of base salaries compared to the peer group and other industry market data, the current highly competitive marketplace for executive talent, and the fact that the salaries were outside of the range established in the Company's formal compensation philosophy.

Non-Equity Incentive Compensation
The Compensation Committee annually reviews and recommends an Incentive Compensation Plan for the employees of the Bank.  The Bank's Incentive Compensation Plan seeks to motivate executives to work effectively to achieve the Bank's financial performance objectives and to reward executives when objectives are met.  The Bank's Incentive Compensation Plan acknowledges Bank-wide, individual and unit performance, with targeted incentive compensation levels at the 50th percentile and maximum performance at the 75th percentile of the selected peer group.
At least 50% of executive bonus will be tied directly to overall Bank results.  The overall incentive compensation pool is created based on actual performance to goals.  All executive officers are eligible to receive annual cash incentive compensation after the end of each year, if performance goals are achieved.  The metrics used in the Company goals, as presented in tabular form below, include Asset Quality, Efficiency Ratio, Core Deposit Growth, Return on Equity, Net Income, and Quality Loan Growth.
The specific goal for each of these metrics is reviewed and approved each year, and each metric is given its own specific weighting in the determination of the overall performance-based bonus opportunity.  The metrics are derived from the Company's annual budgeting process, which is approved by the Board of Directors, and are weighted based on the Company's particular focus and relative importance for that year.  For 2017, the specific Company goals and relative weights of each metric were:

	2017 Non-Equity Incentive Goals
Category	Weighting	Threshold		Target		Max	2017 Result
Asset Quality (Classified Assets to Risk Based Capital)	10.0%	15.0%		10.0%		5.0%	5.6%
Efficiency Ratio (Cumulative % reduction)	20.0%	0.0%		2.0%		5.0%	2.6%
Core Deposit Growth	5.0%	3.0%		6.0%		9.0%	4.4%
Return on Equity	15.0%	6.9%		8.3%		9.6%	9.1%
Net Income	15.0%	$6.7	M	$8.1	M	$9.3	$8.9	M
Quality Loan Growth	35.0%	10.0%		15.0%		19%	10.2%

The Company believes that its NEOs have significant influence on and the ability to impact company-wide performance.  Therefore, 2017 annual incentive compensation for each NEO was based solely on the Company's performance relative to these goals.

Name	2017 Non-Equity Incentive Opportunity as % of Salary			Actual 2017 Award as a Percentage of Salary
	Threshold	Target	Max
Louise A. Walker	0%	25.0%	50.0%	24.56%
Jeremiah Z. Smith	0%	22.5%	45.0%	22.11%
T. Joe Danelson	0%	20.0%	40.0%	19.65%
Bruce A. Orris	0%	20.0%	40.0%	19.65%
Jeffrey A. Adamski	0%	20.0%	40.0%	19.65%
Stock Option and Stock Purchase Plans
Under the Company's 2016 Stock Incentive Plan, the Compensation Committee, in its discretion, may grant key employees restricted stock and options to purchase the common stock of the Company.  The Chief Executive Officer and Named Executive Officer's grants are based on overall Bank results.  The grants are intended to recruit, retain, and motivate key employees and to align employee interests with the interests of the shareholders of the Company.  The Compensation Committee's decision to grant restricted stock and stock options takes into account such factors as:
(a)	Prior award levels;
(b)	Total awards received to date by individual employees;
(c)	The total stock award to be made and the employee's percentage participation in that award;
(d)	The employee's direct ownership of the Company common stock;
(e)	The number of the employee's restricted stock and options that are vested and non-vested; and
(f)	The number of shares of restricted stock and stock options outstanding as a percentage of total shares outstanding.

The Company's 2016 Stock Incentive Plan limits the total number of shares subject to options that may be granted to any individual participant in any year to a maximum of 25,000 shares.
For 2017, Named Executive Officers with the title of Executive Vice President and above were granted a blend of 50% restricted stock and 50% incentive stock options.  The number of shares of restricted stock and underlying the incentive stock options is set out in the Grants of Plan-Based Awards table.
Awards are granted based on multiple factors including; market practice and the executive's level of responsibility and influence on the Company's performance compared to established metrics.  Annually, the Company's executives have the opportunity to be awarded Incentive Stock Option and Restricted Stock based on overall Company Performance.  The price of incentive stock option and restricted stock awarded is based on the fair market value on the effective date of the grant.  Grants are approved at regularly scheduled Committee meetings.
Profit Sharing/401(k) Plan and Trust
The Company has an interest in providing financial security and retirement savings opportunities to its employees and views its retirement plans as a means of attracting and retaining employees in a competitive labor market. To accomplish these goals, the Company sponsors a Profit Sharing/401(k) Plan and Trust Agreement pursuant to which the Company makes annual profit-sharing contributions as determined by the Bank's Board of Directors depending on the profitability of the Bank during the year, subject to certain limitations on contributions under the Internal Revenue Code ("IRC") and the Profit Sharing Plan.

Employees with a minimum of one year of service with the Company are eligible to participate in the profit sharing portion of the Profit Sharing Plan. The Company's profit sharing contribution is allocated among participating employees, including the NEOs, in the proportion which each participant's covered compensation for the fiscal year bears to the total compensation for all participating employees for such year. Contributions to a participant's account vest after six years, and participants may receive distributions from their profit sharing accounts only upon retirement (or age 65), termination of employment, disability or death.

The Company generally contributes annually to the Profit Sharing Plan an amount equal to the lesser of (a) 10% of the Company's net income before taxes, net of loan loss experiences or (b) a percentage as defined for defined contributions in Section 415(c) of the Internal Revenue Code ("IRC") of the total annual compensation of all Profit Sharing Plan participants.
Other Plans and Benefits
Non- Qualified Deferred Compensation Plan
Consistent with the desire to provide retirement and savings opportunities for a select group of management and highly compensated employees, the Company provides a deferred compensation plan for its NEOs called the "2001 Executive Deferral Plan."  This plan provides a way to offset the effect of tax law limitations on benefits under tax-qualified plans.  The plan is a nonqualified plan providing the NEOs with an unfunded, deferred compensation program.  Under the plan, the NEOs may elect to voluntarily defer a portion of their current compensation. Deferred amounts earn interest at an annual rate determined by the Bank's Compensation Committee and approved by the Board of Directors.  In 2017, deferred amounts earned interest at 3.10%, representing 120% of the Applicable Federal Rate.  In 2017, no executives elected to voluntarily defer any compensation.

In 2017, the Committee evaluated and approved the implementation of a performance-based, Company funded non-qualified deferred compensation benefit for three of its NEOs, Mr. Smith, Mr. Danelson and Mr. Adamski. The benefits fall under the Company's 2001 Executive Deferral Plan, which was amended as of July 20, 2017 to allow for Company contributions on behalf of select group of management and highly compensated employees. The individual benefits became effective on August 1, 2017. The purpose of the benefits is to recognize the contributions of these select key executives to the Company, to drive continued and future business results, and to serve as a retention vehicle for their continued employment. The benefits are performance-based in that the Committee annually establishes and approves performance metrics at the beginning of each performance period, and no contributions are made to the Executive Deferral Plan unless the goals are achieved. Company contributions are based on a percent of base salary and range from 0% to 15% of base salary for Mr. Danelson and Mr. Adamski, and from 0% to 30% of base salary for Mr. Smith. Company contributions are eligible to earn the same interest paid on voluntary deferred contributions. In 2017, the Committee made a one-time initial contribution to the Executive Deferral Plan to recognize the executives' prior contributions to the Company and to strengthen the retention value of the benefits. The one-time contribution made was $10,000 for Mr. Danelson; $15,000 for Mr. Adamski; and $40,000 for Mr. Smith. Company contributions and any interest earned are subject to vesting requirements.

These contributions provide a supplementary executive retirement/retention awards that vest and become payable upon attainment of one of the following: continued employment to age 65, death while an employee of the Company, disability while an employee of the Company, an involuntary termination without Cause or voluntary termination for Good Reason (each, as defined under the Executive Deferral Plan), or a termination within 24 months of a change in control. Mr. Smith's award also provides for an immediate vesting if any individual other than Ms. Walker or Mr. Smith is appointed as Chief Executive Officer of the Company and becomes 50% vested on the date that Mr. Smith becomes Chief Executive Officer of the Company.

    Supplemental Executive Retirement Plan/Salary Continuation Plan

The Company does not have a qualified defined benefit pension plan providing retirement benefits based on final compensation and years of service.  However, the Company has entered into Salary Continuation Agreements or Supplemental Executive Retirement Plan Agreements ("SERP") with Ms. Walker, Mr. Smith and Mr. Orris.  From 2002 until December 2012, Ms. Walker had been a party to a Salary Continuation Agreement.  In 2006, the Board changed the manner in which retirement benefits are provided to certain executive officers.  The Board's intent was to coordinate the various forms of retirement benefits provided to executives in order to enhance internal equity and to better target the overall level of retirement benefits provided.  The result was the adoption of a new SERP that provides a total benefit of 50% of average compensation from three sources:  social security retirement benefits, the profit sharing plan, and the new SERP.  Mr. Smith and the Company entered into the new SERP agreement in 2011.
Mr. Orris participates in the Company's Salary Continuation Plan. His agreement provides for a defined annual benefit of $60,000. The salary continuation benefits are paid for 10 years following retirement at age 65.
Reduced retirement benefits are available after age 55 and 10 years of service.
Employment Agreements
In January 2012, the Bank entered into an employment agreement with Ms. Walker.  The agreement has a one-year term which renews automatically for consecutive one-year terms unless the Ms. Walker or the Bank gives advance notice that the agreement will not renew.  Pursuant to such terms, the employment agreement was extended on December 31, 2017 to December 31, 2018.  The initial annual base salary stated in the employment agreement was $234,600.  The base annual salary has been adjusted on an annual basis since 2012, and may continue to be adjusted at the beginning of each year based on Ms. Walker's performance in the preceding year, as determined by the Board of Directors.  Ms. Walker's annual base salary for 2017 is set forth in the Summary Compensation Table.  Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside a change of control period, Ms. Walker will receive, in a lump sum, 150% of the sum of (i) her annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to her for the three most recent consecutive years prior to the date of termination, as well as subsidized continuation health coverage for herself and her dependents for up to 18 months.  Upon an involuntary termination without cause or termination for good reason or election not to extend the term of her employment agreement within two years following a change of control, Ms. Walker will receive, in a lump sum, 250% of the sum of (i) her annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to her for the three most recent consecutive years prior to the date of termination, subsidized continuation health coverage for herself and her dependents for up to 24 months and outplacement assistance.
In April 2012, the Bank entered into an employment agreement with Mr. Smith.  The agreement has an initial nine-month term which renews automatically for consecutive one-year terms, unless the executive officer or the Bank gives advance notice that the agreement will not renew.  Pursuant to such terms, the employment agreement was extended on December 31, 2017 to December 31, 2018.  The initial annual base salary stated in the employment agreement was $148,000.  The base annual salary has been adjusted on an annual basis since 2012, and may continue to be adjusted at the beginning of each year based on Mr. Smith's performance in the preceding year.  Mr. Smith's annual base salary for 2017 is set forth in the Summary Compensation Table.  Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside a change of control period, Mr. Smith will receive, in a lump sum, 100% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the date of termination, as well as subsidized continuation health coverage for himself and his dependents for up to 18 months.  Upon an involuntary termination without cause or termination for good reason or election not to extend the term of his employment agreement within two years following a change of control, Mr. Smith will receive, in a lump sum, 200% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the date of termination, subsidized continuation health coverage for himself and his dependents for up to 24 months and outplacement assistance.

Change of Control Agreements
The Company provides certain Named Executive Officers with agreements that provide certain specified benefits upon a change in control of the Company.  These agreements endeavor to help the Company retain key employees, by providing those executives some certainty in compensation in the event the Company was acquired, and also helps to ensure that the Company will have the benefit of it Named Executive Officers during and through the consummation of any merger.  See "Potential Payments upon Termination or Change in Control" herein for detailed information about these agreements, including a description of payouts under a hypothetical change in control of the Company as of the last day of 2017.
Section 162(m) of the Internal Revenue Code
Generally, Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year to its chief executive officer, chief financial and up to three other executive officers who are among our five most highly compensated executive officers.  For taxable years beginning before January 1, 2018, qualifying "performance-based compensation" was not subject to this deduction limit if specified requirements were met.
As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on the "performance-based compensation" exemption was eliminated with respect to federal income taxes for any performance-based incentive awards granted in taxable years beginning after December 31, 2017. Incentive awards granted in prior taxable years may still be deductible if they satisfy the requirements of the "performance-based compensation" exemption and were provided pursuant to a written binding contract that was in effect on November 2, 2017 and not modified in any material respect after that date.
In approving the amount and form of compensation for the NEOs, the Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Code.  However, the Committee may, in its judgment, authorize compensation payments that may not be deductible when it believes that such payments are appropriate to attract and retain executive talent and/or in the best interests of the Company.
Compensation Risk Assessment
In determining the level of risk arising from the Company's compensation policies and practices, a review and risk assessment of the Company's compensation plans for all employees, as well as overall compensation philosophy was conducted.  The committee reviewed the mix of compensation, controls and processes and the Company's business strategy.  The Committee concluded that the Company's compensation arrangements do not encourage employees to take unnecessary or excessive risks.
Compensation Committee Interlocks and Insider Participation
At March 13, 2018, the Compensation Committee was comprised of Lori J. Aldrete, Patrick R. Brady, Gregory DuPratt, Richard M. Martinez and Sean P. Quinn.  Each member of the Committee is considered independent and none of the members are or have been officers of the Company, nor does any member have any relationship which would require disclosure under item 404 of Regulations S-K concerning related party transactions.

Report of the Compensation Committee

In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis ("CD&A") with executive management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in its 2018 Proxy Statement and incorporated by reference in its 2017 Annual Report on Form 10-K.

  Respectfully submitted,

  Compensation Committee

                                                 Richard M. Martinez, Chairman
                                                 Lori J. Aldrete
                                                 Patrick R. Brady
                                                                                                 Gregory DuPratt
  Sean P. Quinn

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
Louise A. Walker President, Chief Executive Officer and Director of the Bank and Company	2017	360,000	__	49,800	49,427	88,433	216,878	40,831	805,369
	2016	322,500	__	31,942	32,011	83,381	160,795	32,712	663,341
	2015	300,000	__	29,997	29,714	75,689	158,132	28,682	622,214
Jeremiah Z. Smith Senior Executive Vice President, Chief Operating Officer of the Bank and Company (7)	2017	250,000	__	34,731	34,483	55,271	45,808	80,831	501,124
	2016	225,000	__	24,390	23,059	52,355	52,820	32,712	410,336
	2015	200,000	__	23,700	27,683	45,245	3,825	23,385	323,838
T. Joe Danelson Executive Vice President, Chief Credit Officer of the Bank and Company	2017	216,000	__	24,035	23,859	42,448	__	51,000	357,342
	2016	200,000	__	19,106	19,290	41,367	__	29,742	309,505
	2015	178,615	25,000	30,005	29,997	40,945	__	22,038	326,600
Bruce A. Orris Executive Vice President, Chief Information Officer of the Bank and Company	2017	170,000	15,000	19,627	19,486	33,408	42,946	37,856	338,323
	2016	163,320	__	14,627	15,075	34,430	28,973	27,661	283,786
	2015	157,000	__	23,708	6,920	32,178	17,912	21,901	259,619
Jeffrey R. Adamski Executive Vice President, Senior Loan Officer of the Bank and Company	2017	188,680	__	23,619	23,448	37,079	__	44,738	317,564
	2016	178,020	__	22,392	18,181	36,821	__	26,203	281,617
	2015	170,000	__	23,708	8,301	34,256	__	20,027	256,292
1.	Includes amounts contributed to the Company's Profit Sharing/401(k) Plan at the election of the named executive officers.
2.	The amount shown is for one time signing and other non-equity incentive plan related individual bonuses.
3.
Amounts shown do not reflect compensation actually received by the named executive officer.  Instead, the amounts reported above in the "Stock Awards" and "Option Awards" columns represent the aggregate grant date fair value of stock awards and option awards granted in the respective fiscal years, as determined in accordance with ASC 718.  The grant date fair market value for stock options is based on certain assumptions that are explained in Note 14 to our financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K.

4.
Amounts listed in this column represent bonuses paid under our Incentive Compensation Plan for each respective year.  These amounts are not reported in a separately identified Bonus column because the awards are tied to corporate performance objectives for each respective year.  Payments made with respect to each year's respective performance are paid in March of the following year.

5.
Reflects the sum of the change in value of the executive's Supplemental Executive Retirement Plan or Salary Continuation Plan (as applicable) and not cash payments received during the year. The actuarial change in the present value of the executives plan balance is determined using interest rate and mortality rate assumption consistent with those described in First Northern Community Bancorp's financial statements and includes amounts that the executive may not be currently entitled to receive because such amounts were not vested.

6.
Includes company funded non-qualified deferred compensation benefits and retirement profit sharing contributions by the Company in 2017, 2016 and 2015.  The aggregate amount of perquisites and other personal benefits or property in 2017, 2016 and 2015 did not exceed $10,000 for any named executive officer.

7.
Effective as of February 1, 2018, Kevin Spink was appointed as Chief Financial Officer of the Company, succeeding Mr. Smith in that position.  Mr. Smith continued as Senior Executive Vice President and Chief Operating Officer of the Company.  Mr. Spink will continue to report to Mr. Smith.

2017 Grants of Plan-Based Awards
Name	Grant Date	Stock Awards: Number of Shares of Stock (#)(1)	Option Awards: Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Louise A. Walker	February 14, 2017	4,316	17,768	11.10	99,227
Jeremiah Z. Smith	February 14, 2017	3,010	12,396	11.10	69,214
T. Joe Danelson	February 14, 2017	2,083	8,577	11.10	47,894
Bruce A. Orris	February 14, 2017	1,701	7,005	11.10	39,113
Jeffrey R. Adamski	February 14, 2017	2,047	8,429	11.10	47,067

1.
Restricted shares awarded become fully vested after four years of continued employment from the date of grant. Restricted shares are forfeited if officers terminate prior to the lapsing of restrictions.  The number of shares awarded have been adjusted to give retroactive effect to stock dividends and stock splits, including the 4% stock dividend declared on January 25, 2018, payable on March 29, 2018 to shareholders of record as of February 28, 2018.

2.
Option grants vest at a rate of 25% per year after the first anniversary date of the grant and expire 10 years after the date of grant. Options are granted with an exercise price equal to the fair value of the related common stock on the date of grant. The number of options awarded and exercise price have been adjusted to give retroactive effect to stock dividends and stock splits, including the 4% stock dividend declared on January 25, 2018, payable on March 29, 2018 to shareholders of record as of February 28, 2018.

3.
The amounts reported represent the aggregate grant date fair value of stock awards and option awards granted in the respective fiscal years, as determined in accordance with ASC 718.  The grant date fair market value for stock options is based on certain assumptions that are explained in Note 14 to our financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K.

Narrative Disclosure TO Summary Compensation Table And Grants Of Plan-Based Awards Table

For a discussion of the salaries, bonuses and equity awards and other compensation received by our Named Executive Officers, please refer to the Compensation Discussion and Analysis above.

2017 Outstanding Equity Awards at Fiscal Year-End*
Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#) (6)	Market Value of Shares That Have Not Vested ($)(7)

Louise A. Walker	4,779	-	11.90	02/15/2018	16,555	211,749
	4,339	-	3.63	03/17/2019
	9,928	-	3.43	03/18/2020
	4,126	-	4.07	02/16/2022
	9,215	-	4.88	02/21/2023
	5,795	1,931(1)	6.22	02/21/2024
	6,279	6,276(2)	6.76	02/16/2025
	4,061	12,177(3)	7.23	02/17/2026
	-	18,478(4)	11.10	02/12/2027

Jeremiah Z. Smith	2,479	-	3.43	03/18/2020	14,225	181,944
	2,790	-	3.83	03/17/2021
	2,479	-	4.07	02/16/2022
	3,685	-	4.88	02/21/2023
	3,162	1,052(1)	6.22	02/21/2024
	5,848	5,848(2)	6.76	02/16/2025
	2,924	8,773(3)	7.23	02/17/2026
	-	12,891(4)	11.10	02/12/2027

T. Joe Danelson	6,280	6,276(5)	6.75	01/04/2025	9,256	118,383
	2,447	7,338(3)	7.23	02/17/2026
	-	8,920(4)	11.10	02/12/2027

Bruce A. Orris	1,238	-	3.43	03/18/2020	11,032	141,113
	2,790	-	3.83	03/17/2021
	2,479	-	4.07	02/16/2022
	3,685	-	4.88	02/21/2023
	2,262	749(1)	6.22	02/21/2024
	1,462	1,462(2)	6.76	02/16/2025
	1,912	5,735(3)	7.23	02/17/2026
	-	7,285(4)	11.10	02/12/2027

Jeffrey R. Adamski	1,238	-	3.43	03/18/2020	12,466	159,454
	2,790	-	3.83	03/17/2021
	2,479	-	4.07	02/16/2022
	3,685	-	4.88	02/21/2023
	3,162	1,052(1)	6.22	02/21/2024
	1,754	1,753(2)	6.76	02/16/2025
	2,306	6,917(3)	7.23	02/17/2026
	-	8,766(4)	11.10	02/12/2027

*
The figures in the table above are based on data as of December 31, 2017, and have been adjusted for a 4% stock dividend paid by the Company on March 29, 2018 to shareholders of record on February 28, 2018.

1.	All remaining unexercisable options will vest and become exercisable on February 21, 2018.
2.	Remaining unexercisable options will vest and become exercisable in two equal installments on February 16, 2018 and February 16, 2019.
3.	These options will vest and become exercisable in three equal installments on February 17, 2018, February 17, 2019, and February 17, 2020.

4.	These options will vest and become exercisable in four equal installments on February 12, 2018, February 12, 2019, February 12, 2020, and February 12, 2021.
5.	These options will vest and become exercisable in two equal installments on January 4, 2018 and January 4, 2019.
6.
These awards represent time based restricted stock awards that vest in their entirety on the fourth anniversary of grant date.  These awards were granted on February 21, 2014, January 5, 2015, February 17, 2015, February 18, 2016, and February 14, 2017.

7.
The fair value was determined using the closing price of First Northern Community Bancorp stock on December 31, 2017 adjusted for a 4% stock dividend paid on March 29, 2018 to shareholders of record on February 28, 2018.  The adjusted closing stock price on that date was $12.79.

2017 Option Exercises and Stock Vested*
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Louise A. Walker	-	-	3,071	34,491
Jeremiah Z. Smith	-	-	1,841	20,685
T. Joe Danelson	-	-	-	-
Bruce A. Orris	-	-	1,841	20,685
Jeffrey R. Adamski	-	-	1,841	20,685

*
The figures in the table above are based on data as of December 31, 2017, and have been adjusted for a 4% stock dividend paid by the Company on March 29, 2018 to shareholders of record on February 28, 2018.

1.	The Value realized on vesting is the closing price of the Company's Common Stock on the date of vesting multiplied by the number of shares vested.
Supplemental Executive Retirement and Salary Continuation Plan Agreements
The Company does not have a qualified defined benefit pension plan providing retirement benefits based on final compensation and years of service.  However, the Company has entered into Supplemental Executive Retirement Plan Agreements ("SERP") with Ms. Walker and Mr. Smith and a Salary Continuation Agreement with Mr. Orris.  From 2002 until December 2012, Ms. Walker had been a party to a Salary Continuation Agreement.  In 2006, the Board changed the manner in which retirement benefits are provided to certain executive officers.  The Board's intent was to coordinate the various forms of retirement benefits provided to executives in order to enhance internal equity and to better target the overall level of retirement benefits provided.  The result was the adoption of a new SERP that provides a total benefit of 50% of average compensation from three sources:  social security retirement benefits, the profit sharing plan, and the new SERP.  Mr. Smith and the Company entered into the new SERP agreement in 2011.
The Salary Continuation Agreements included a provision limiting changes to the agreement without executive written consent.  In order to comply with this provision, the Board in 2006 provided each executive officer the option to move from his or her Salary Continuation Plan into the new SERP.  Ms. Walker moved into the new SERP plan on December 31, 2012.
The SERP plan benefit is calculated using 3-year average salary plus 7-year average bonus (average compensation).  For each year of service, the benefit formula credits 2% of average compensation (2.5% for the Chief Executive Officer) up to a maximum of 50%.  Therefore, for an executive serving 25 years (20 years for the Chief Executive Officer), the target benefit is 50% of average compensation.

The SERP target benefit is reduced for other forms of retirement income.  Reductions are made for 50% of the social security benefit expected at age 65 and for the accumulated value of contributions the Bank makes to the executive's profit sharing plan.  For purposes of this reduction, contributions to the profit sharing plan are accumulated each year at a 3-year average of the yields on 10-year treasury securities.  Retirement benefits are paid monthly for 120 months plus 6 months for each full year of service over 10 years, up to a maximum of 180 months.
The SERP agreements provide for reduced benefits in the case of early retirement (the later of the executive officer's 55th birthday or the age at which the executive officer has at least 10 years of service with the Company).  The early commencement factor is 1.0 minus the product of 0.41667% multiplied by the number of full calendar months that early retirement precedes age 65.  Benefits are also payable in the event of death, disability, or termination within 24 months following a change in control.
Mr. Orris participates in the Bank's Salary Continuation Plan. His agreement provides for a defined annual benefit of $60,000. The salary continuation benefits are paid for 10 years following retirement at age 65. Reduced retirement benefits are available after age 55 and 10 years of service.
Eligibility to participate in the SERP and Salary Continuation Plans is limited to a select group of management or highly compensated employees of the Bank that are designated by the Board.
The following table shows the present value of the accumulated benefit payable to each of the Named Executive Officers that participate in the SERP and Salary Continuation Plan as of December 31, 2017.
2017 Pension Benefits
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal year ($)
Louise A. Walker	First Northern Bank Supplemental Executive Retirement Plan	38.24	793,208	-
Jeremiah Z. Smith	First Northern Bank Supplemental Executive Retirement Plan	14.59	102,453	-
Bruce Orris	First Northern Bank Salary Continuation Plan	16.00	374,604	-

1.	The discount rate used to determine the present value of accumulated benefit obligations at December 31, 2017 was 3.4%.
Non- Qualified Deferred Compensation Plan
The Non- Qualified 2001 Executive Deferral Plan is intended for a select group of employees of the Company who are highly compensated.  Eligible participating employees can voluntarily defer up to 50% of her or his annual base salary and/or up to 100% of annual bonus compensation into the plan.  These are considered irrevocable elections and stay in place for the entire calendar year.  Employees are always 100% vested in their voluntary contributions. In 2017, the Committee evaluated and approved the implementation of a performance-based, Company funded non-qualified deferred compensation benefit for three of its NEOs, Mr. Smith, Mr. Danelson and Mr. Adamski. Company contributions are based on a percent of base salary and range from 0% to 15% of base salary for Mr. Danelson and Mr. Adamski, and from 0% to 30% of base salary for Mr. Smith. Company contributions are eligible to earn the same interest paid on voluntary deferred contributions. In 2017, the Committee made a one-time initial contribution to the plan to recognize the executives' prior contributions to the Company and to strengthen the retention value of the benefit. The one-time contribution made was $10,000 for Mr. Danelson; $15,000 for Mr. Adamski; and $40,000 for Mr. Smith. Company contributions and any interest earned are subject to vesting requirements. Deferred amounts earn interest at an annual rate determined by the Bank's Compensation Committee and approved by the Board of Directors.  In 2017, deferred amounts earned interest at 3.10%, representing 120% of the Applicable Federal rate.

The following table sets forth the plan contributions and earnings during 2017 and the aggregate balances at December 31, 2017.
2017 Non-Qualified Deferred Compensation
Name	Contributions in the last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal year ($)	Aggregate Balance at Last Fiscal year End ($)(1)(2)
Louise A. Walker	-	3,244	122,340
Jeremiah Z. Smith	40,000	453	40,453
T Joe. Danelson	15,000	170	15,170
Jeffrey R. Adamski	10,000	113	10,113
1.
Named executive officers may elect to voluntarily defer a portion of their annual salary and bonus (non-equity incentive plan compensation). There were no voluntary contributions made in 2017. In 2017, the Committee evaluated and approved the implementation of a performance-based, Company funded non-qualified deferred compensation benefit. In 2017, the Company made one-time initial contributions to the plan as detailed above to recognize the executives' prior contributions to the Company and to strengthen the retention value of the benefit. The aggregate account balances include past voluntary deferrals which have also been reported as compensation in the Summary Compensation Tables of proxy statements for the years in which such compensation was deferred.

2.
Upon termination of employment, the named executive officer would receive the aggregate account balance which may be paid in a lump sum, or in installments over a period of 60, 120, or 180 months (based on the reason for termination) and subject to applicable vesting restrictions.

Pay ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information:
For the fiscal year ended December 31, 2017:
▪	The median of the annual total compensation of all employees of our company (other than our Chief Executive Officer), was $56,984; and
▪	The annual total compensation of Ms. Walker, our President and Chief Executive Officer, was $805,369.
Based on this information, the ratio for 2017 of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all employees of the Company is 14 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and Chief Executive Officer:
▪	As of December 1, 2017, our employee population consisted of approximately 194 employees, including any full-time, part-time, temporary, or seasonal employees employed on that date.
▪
To find the median of the annual total compensation of our employees (other than our Chief Executive Officer), we utilized gross earnings data from the Human Resources Information System, which includes base wage, plus bonus and/or commissions that was earned in 2017.  In making this determination, we annualized compensation for full-time and part-time regular employees who were employed on December 1, 2017, but did not work for us the entire year.  No full-time equivalent adjustments were made for part-time employees.

▪	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
▪
After identifying the median employee, we added together all of the elements of such employee's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $56,984.

Potential Payments Upon Termination or Change In Control
The estimated payouts under a variety of termination scenarios for the named executive officers (i.e., Ms. Walker and Messrs. Smith, Danelson, Orris and Adamski) are shown below. For all termination scenarios, the figures reflect unvested long-term equity-based incentive compensation awards as of December 31, 2017, using that date's closing stock price.
Voluntary. The Company has employment contracts with its named executive officers that require the executive to give at least three (3) months written notice of desire to terminate employment.  If employment is terminated, the executive will receive base salary through the date the term of employment ends and any incentive compensation earned but not yet paid. The named executive officer would also receive reimbursement of all reasonable business expenses incurred during the executive's term of employment. The named executive officer's termination would not result in enhanced retirement benefits beyond the benefits described in the section titled Supplemental Executive Retirement and Salary Continuation Plan Agreements. Eligibility for other payments would be determined in a manner consistent with all officers of the Company.
Involuntary With Cause. The Company currently has employment contracts with certain named executive officers that would require base salary through the date the term of employment ends and any incentive compensation earned but not yet paid. The named executive officer would also receive reimbursement of all reasonable business expenses incurred during the executive's term of employment. The named executive officer's termination would not result in enhanced retirement benefits. Eligibility for other payments would be determined in a manner consistent with all officers of the Company. Cause is defined as (a) willful breached or habitual neglect or breach of the duties which the executive was required to perform under the terms of his or her employment agreement or the policies of the Bank or (b) commission of act(s) of dishonesty, theft, embezzlement, fraud, misrepresentation, or other act(s) of moral turpitude against the Bank, its subsidiaries or affiliates, its shareholders, or its employees or which adversely impact the interest of the Bank.
Death and Disability.  The Company has employment contracts with certain named executive officers that would require base salary through the date the term of employment ends and any incentive compensation earned but not yet paid. The named executive officer would also receive reimbursement of all reasonable business expenses incurred during the executive's term of employment.  The named executive officer's termination would not result in enhanced retirement benefits beyond the benefits described in the section titled Supplemental Executive Retirement and Salary Continuation Plan Agreements. Eligibility for other payouts would be determined in a manner consistent with all other officers of the Company.

Involuntary or Good Reason Termination.  If the Company terminates employment or the Executive terminates employment for "good reason", and a change in control had not occurred in the past two years, the Company has employment contracts with certain of its named executive officers that would require 100% (150% for the Chief Executive Officer) base salary and the average of the annual incentive compensation awarded to the executive for the three most recent consecutive years, any incentive compensation earned but not yet paid, and upon commencing termination of employment 12 months (18 months for the Chief Executive Officer) of participation in group health insurance plan benefits.  The named executive officer's termination would not result in enhanced retirement benefits beyond the benefits described in the section titled Supplemental Executive Retirement and Salary Continuation Plan Agreements.  Good reason is defined as (a) a material reduction in the executive's compensation, (b) a material reduction in the executive's title or responsibilities, (c) a relocation of the executive's principal office so that the executive's one-way commute distance from the executive's residence is increased by more than 40 miles, or (d) failure of the Bank's successor to assume and perform under the employment agreement.  The named executive officer would also receive reimbursement of all reasonable business expenses incurred during the executive's term of employment. The named executive officers are also entitled to subsidized continuation health coverage for the executive and the executive's dependents for up to 18 months.

Change in Control. As described in "Employment Agreements and Change-in-Control Payments" in the Compensation Discussion and Analysis section, the Company has implemented a number of agreements with all five of the named executive officers, providing for the payment of benefits upon termination following a change in control (a "triggering event").  If within two years following a change of control, the executive's employment is terminated, the executive will receive 200% (250% for Chief Executive Officer) of the executive's annual base salary and the average of the annual incentive compensation awarded to the executive by the Bank for the most recent three consecutive years prior to the date the term of employment ends. The named executive officers are also entitled to subsidized continuation health coverage for the executive and the executive's dependents for up to 24 months and outplacement assistance.
Upon a change in control, under the 2016 Stock Option Plan, outstanding equity awards (stock options, stock appreciation rights, and restricted stock) will vest immediately. This is true for all equity award recipients, not just for the Company's named executive officers.
During the 18-month (24-month for Chief Executive Officer) period commencing on the date the executive's term of employment ends, the executive is entitled to continue to receive medical, dental and life and disability insurance benefits (which are reflected in the Other Benefits column below) upon a triggering event. The named executive officer's termination would not result in enhanced retirement benefits, beyond the benefits described in the section titled Supplemental Executive Retirement and Salary Continuation Plan Agreements

Potential Payments Upon Termination of Employment

The table below contains the total potential payments for each termination scenario under the employment agreements with the Company's named executive officers as of December 31, 2017.

Named Executive Officer Current	Pension Benefit Value ($)(1)	Multiple of Base Salary & Incentive ($)(2)	Acceleration of Stock and Stock Options ($)(3)	Other Benefits ($)(4)	Net Impact of Termination Payments ($)
Louise A. Walker
• Voluntary Retirement	588,014	-	-	122,340	710,354
• Disability	588,014	-	-	122,340	710,354
• Death	1,333,333	-	-	122,340	1,455,673
• Voluntary Termination	-	-	-	122,340	122,340
• Involuntary or Good Reason Termination	588,014	591,181	-	132,172	1,311,367
• Involuntary Termination for cause	-	-	-	122,340	122,340
• Involuntary or Good Reason Termination following Change in Control (within 2 years)	1,211,578	985,302	129,721	135,449	2,462,050
Jeremiah Z. Smith
• Voluntary Retirement	-	-	-	-	-
• Disability	158,998	-	-	40,453	199,451
• Death	1,187,827	-	-	40,453	1,228,280
• Voluntary Termination	-	-	-	-	-
• Involuntary or Good Reason Termination	-	270,912	-	50,285	321,197
• Involuntary Termination for cause	-	-	-	-	-
• Involuntary or Good Reason Termination following Change in Control (within 2 years)	628,710	541,824	95,067	53,562	1,319,163
T. Joe Danelson
• Voluntary Retirement	-	-	-	-	-
• Disability	-	-	-	15,170	15,170
• Death	-	-	-	15,170	15,170
• Voluntary Termination	-	-	-	-	-
• Involuntary or Good Reason Termination	-	-	-	15,170	15,170
• Involuntary Termination for cause	-	-	-	-	-
• Involuntary or Good Reason Termination following Change in Control (within 2 years)	-	486,875	72,970	21,725	581,570
Bruce A. Orris
• Voluntary Retirement	301,693	-	-	-	301,693
• Disability	301,693	-	-	-	301,693
• Death	400,000	-	-	-	400,000
• Voluntary Termination	-	-	-	-	-
• Involuntary or Good Reason Termination	301,693	-	-	-	301,693
• Involuntary Termination for cause	-	-	-	-	-
• Involuntary or Good Reason Termination following Change in Control (within 2 years)	377,333	375,759	56,057	-	809,149
Jeffrey R. Adamski
• Voluntary Retirement	-	-	-	-	-
• Disability	-	-	-	10,113	10,113
• Death	-	-	-	10,113	10,113
• Voluntary Termination	-	-	-	-	-
• Involuntary or Good Reason Termination	-	-	-	10,113	10,113
• Involuntary Termination for cause	-	-	-	-	-
• Involuntary or Good Reason Termination following Change in Control (within 2 years)	-	434,533	68,554	16,668	519,755
1.
This column represents the present value of SERP and Salary Continuation benefits assuming the termination event had occurred on December 31, 2017.  The Bank has purchased bank-owned life insurance ("BOLI") on the life of some of the named executive officers.  Had any of the named executive officers died on December 31, 2017, the death benefit received by the Bank would have been sufficient to cover the after-tax present value of pension benefits shown.

2.
This column represents the multiple of base salary paid.  If within two years following a change of control, the executive would receive 200% (250% for the CEO) of annual base salary and the average of the annual bonuses awarded to the executive for the most recent three consecutive years prior to the date the term of employment ends.  If employment is terminated and it is not within two years following a change of control, the executive will receive 100% (150% for the CEO) of the sum of executive's annual base salary and the average of the annual bonuses awarded to the executive for the three most recent consecutive years prior to the date the term of employment ends.

3.
Upon a change in control outstanding equity awards (restricted stock and stock options) will vest immediately. Amounts presented represent the unamortized intrinsic value of unvested awards that would vest immediately upon a change in control as of December 31, 2017. The grant date fair market value for stock options is based on certain assumptions that are explained in Note 14 to our financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K.

4.
The NEOs would not receive any enhanced payments regarding their Other Benefits as a result of the termination trigger.  The amounts related to Other Benefits include vested benefits under the non-qualified deferred compensation plan as well as health and disability continuation benefits, and outside employment assistance under applicable employment agreements.

Report of Audit Committee
The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters.  It meets with the Bank's and the Company's internal auditors and its independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control, and disclosure functions.  After reviewing the independent registered public accounting firm's qualifications, partner rotation and independence, the Audit Committee appoints the independent registered public accounting firm subject to shareholder ratification, if required or sought.  In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning any recommendations and required corrective action, or to assess the Company's internal control over financial reporting.
The Audit Committee reports regularly to the Board of Directors of the Bank and the Company and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate and necessary to perform its duties.  In performing its functions, as outlined in the Audit Committee Charter (available for review on the Bank's website at www.thatsmybank.com) approved annually by the Bank's Board of Directors, the Audit Committee of the Bank acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the Company's independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.
In connection with the December 31, 2017 financial statements of the Company, the Audit Committee of the Bank: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the Company's independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, (3) received the written disclosures and the letter from the Company's independent registered accounting firm required by Independence Standards Board Standard No. 1, and (4) has discussed with the Company's independent registered public accounting firm such firm's independence.  Based upon these reviews and discussions, the Audit Committee of the Bank recommended to the Board of Directors that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") for the fiscal year ended December 31, 2017.
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, this report of the Audit Committee of the Bank's Board of Directors shall not be deemed to be incorporated by reference into any such filings except to the extent that it is specifically incorporated by reference therein.
The Audit Committee of the Bank's Board of Directors consists of five members who are each "independent directors," under the standards set forth in the Nasdaq Marketplace Rules.  The Board of Directors has determined that Mr. Carbahal and Mr. McNaughton are audit committee financial experts under the rules of the SEC.
  Respectfully submitted,

  Audit Committee

  John M. Carbahal, Chairman
   Barbara A. Hayes
   Foy S. McNaughton
                                                    Sean P. Quinn
                                                    Mark C. Schulze

Audit and Non–Audit Fees

Audit Fees
The total fees billed by Moss Adams LLP for professional services rendered for the audit of the Company's financial statements for fiscal year 2017 and the reviews of financial statements included in the Company's Forms 10-Q during 2017 were $239,070.  The total fees billed by Moss Adams LLP for professional services rendered for the audit of the Company's financial statements for fiscal year 2016 and the reviews of the financial statements included in the Company's Forms 10-Q during 2016 were $235,802.  Moss Adams LLP provided no other permitted non-audit services other than audit services during 2017 and 2016.
Audit-Related Fees
The total fees billed by Moss Adams LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company's quarterly and annual financial statements, including audits of financial statements of certain employee benefit plans, review of registration statements, and permitted internal audit outsourcing, for fiscal years 2017 and 2016 were $15,142 and $13,589, respectively.
Tax Fees
Moss Adams LLP provided no tax services to the Company for the 2017 and 2016 fiscal years.

All Other Fees
No other fees were billed for fiscal years 2017 and 2016.
The Audit Committee of the Bank considered whether the provision of the services other than the audit services is compatible with maintaining Moss Adams LLP's independence.
Pre-Approval Policy for Services Provided by
 our Independent Registered Public Accounting Firm
The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company's independent registered public accounting firm.  The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by the Company's independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services.  The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.  There were no permitted non-audit services performed by Moss Adams LLP in 2017.
Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members.  The member or members to whom such authority is delegated shall report any specific approval of services at the Committee's next regular meeting.  The Audit Committee will regularly review summary reports detailing all services being provided by the Company's independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

The figures in the table are based on beneficial ownership as of February 28, 2018, and have been adjusted for a 4% stock dividend paid by the Company on March 29, 2018 to shareholders of record on February 28, 2018.  Except as indicated in footnotes and subject to community property laws, where applicable, the individuals named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
Name	Shares beneficially owned	Shares acquirable within 60 days by exercise of options	Percent of stock
Jeffrey Adamski	33,357	23,841	*
Lori J. Aldrete (1)	35,138	0	*
Frank J. Andrews, Jr. (2)	27,784	0	*
Patrick R. Brady (3)	4,621	0	*
John M. Carbahal (4)	69,362	0	*
T. Joe Danelson	11,399	16,541	*
Gregory DuPratt (5)	33,787	0	*
Barbara A. Hayes	964	0	*
Richard M. Martinez (6)	53,706	0	*
Foy S. McNaughton (7)	76,915	0	*
Bruce Orris (8)	23,450	19,805	*
Sean P. Quinn (9)	900	0	*
Mark C. Schulze	504,708	0	4.33%
Jeremiah Z. Smith (10)	26,167	33,491	*
Louise A. Walker (11)	87,208	53,153	1.20%
All directors and executive officers as a group (15 people).	989,466	146,831	9.74%
_________________________

* Less than 1%.
(1)	Includes 26,579 shares held jointly with Ms. Aldrete's spouse, and 1,948 shares held by Ms. Aldrete as custodian for her grandchildren.
(2)	Includes 21,556 shares held separately in an IRA for Mr. Andrews' spouse.
(3)	Shares held jointly with Mr. Brady's spouse.
(4)
Includes 17,404 shares held jointly with Mr. Carbahal's spouse, 34,496 shares held by the Carbahal & Company An Annual Accumulation Company, of which Mr. Carbahal is a principal and partner, 2,376 shares held separately by Mr. Carbahal's spouse, and 6,306 shares held by John M. Simmons Irrevocable Family Trust, of which Mr. Carbahal is co-trustee and has voting power with respect to such shares.

(5)	Includes 13,420 shares held separately by Mr. DuPratt's spouse.
(6)	Includes 33,087 shares held in the name of Triad Farms, of which Mr. Martinez is a principal and shareholder, and 5,135 shares held separately by Mr. Martinez's spouse.
(7)	Includes 47,457 shares held by The McNaughton Family Trust, of which Mr. McNaughton is a co-trustee and shares voting and investment power with respect to such shares.
(8)	Includes 1,262 shares held jointly with Mr. Orris's spouse.
(9)	Shares held jointly with Mr. Quinn's spouse.
(10)	Includes 1,010 shares held jointly with Mr. Smith's spouse and 316 shares held by Mr. Smith as custodian for his children.
(11)	Includes 43,354 shares held jointly with Ms. Walker's spouse, and 7,603 shares held by Ms. Walker as custodian for her child.

Stock Purchase Equity Compensation Plan Information
The following table shows the Company's equity compensation plans approved by security holders.  The table also indicates the number of securities to be issued upon exercise of outstanding options, weighted-average exercise price of outstanding options, non-vested restricted stock and the number of securities remaining available for future issuance under the Company's equity compensation plans as of December 31, 2017.  All amounts have been adjusted to give retroactive effect to stock dividends and stock splits, including the 4% stock dividend declared on January 25, 2018, payable March 29, 2018 to shareholders of record as of February 28, 2018.  The plans included in this table are the Company's 2006 Stock Incentive Plan and 2016 Stock Incentive Plan.  See "Stock Compensation Plans" in Note 14 of Notes to Consolidated Financial Statements included in Company's Form 10-K.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities to be issued upon vesting of restricted stock	Weighted-average grant date fair value of restricted stock	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by security holders	227,574	$8.12	99,224	$6.70	585,938
Equity compensation plans not approved by security holders	—	—	—	—	—
Total	227,574	$8.12	99,224	$6.70	585,938

Proposal 2
Ratification of the Company's Independent Registered
 Public Accounting Firm
At the Annual Meeting a vote will be taken on a proposal to ratify the appointment of Moss Adams LLP by the Audit Committee of the Board of Directors to act as the independent registered public accounting firm of the Bank and the Company for the year ending December 31, 2018.  Although the appointment of independent public accountants is not required to be approved by shareholders, the Audit Committee believes shareholders should participate in such selection through ratification.
It is anticipated that a representative of Moss Adams LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.
Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.
Your Board of Directors Recommends a vote "FOR" Ratification of the
Appointment of Moss Adams LLP by the Audit Committee of the
Board of Directors as the Bank's and the Company's Independent Registered
Public Accounting Firm for the Fiscal Year Ending December 31, 2018.

Transactions with Related Persons
Certain directors and executive officers of the Bank and the Company and corporations and other organizations associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2016 and 2017.  Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.  These loans did not involve more than the normal risk of collectability or present other unfavorable features.  The total of loans granted to certain directors and executive officers in 2017 and 2016 was $3,014,445 and $4,970,236, respectively.
Insider Lending policy
The Board of Directors of the Company has a written insider lending policy that covers all officers, directors and "control persons" who have substantial share ownership or other control over election of directors.  Loans to insiders must be on terms that are substantially the same as those made to non-insiders, as demonstrated by the submission to the loan officer of at least three comparable non-insider loans that are comparable, including with respect to interest rates and collateral.  Extension of credit to insiders must be approved by the Board of Directors and be recommended by the Management Loan Committee and Directors Loan Committee.  Insider loans are also subject to maximum percentage and dollar limits.  The Board of Directors has not adopted a related party transactions policy with regard to transactions other than loans.  Company personnel are expected under the Company's code of ethics to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which includes transactions involving entities with which such personnel are associated.  The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof).  Such transactions, after full disclosure of the material terms to the Board, must be approved by the members of the Board who are not parties to the specific transaction to determine that they are just and reasonable to the Company at the time of such approval, with those members of the Board (if any) who have an interest in the transaction abstaining.  Such procedures are consistent with the terms of California corporate law.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act, as administered by the SEC, requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company.  Executive officers, directors and greater than ten percent shareholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.  Based solely upon a review of such reports, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed on a timely basis.
Information Available to Shareholders
A copy of First Northern Community Bancorp's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2017 as filed with the Securities and Exchange Commission is included with this mailing.  additional copies will be furnished without charge to Shareholders upon written request to:  Devon Camara-Soucy, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
 SHAREHOLDER MEETING:
THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT: WWW.THATSMYBANK.COM
First Northern Community Bancorp is required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 and rules thereunder. Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549.  Certain information is available electronically at the SEC's internet web site at www.sec.gov.  You can also obtain a copy of the Company's annual report on Form 10-K, this Proxy Statement and other periodic filings with the SEC through our website at www.thatsmybank.com.  The link to the Company's SEC filings is on the Investor Relations page of the Company's website.  No information contained on our website is incorporated by reference into this proxy statement.
Shareholder Proposals
Under the rules of the SEC, if a shareholder wants to include a proposal in the Company's proxy statement and form of proxy for presentation at the 2019 annual meeting of shareholders, the proposal must be received by the Company at its principal executive offices by December 15, 2018.
Under the Company's Bylaws, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.
Nomination of directors must be made by notification in writing delivered or mailed to the President of the Company at the Company's principal executive offices not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors and must contain certain information about the director nominee.  The Company's annual meeting of shareholders is generally held in April or May.  If the Company's 2019 annual meeting of shareholders that is due to be held May 14, 2019, is held on schedule, the Company must receive notice of any nomination no earlier than March 15, 2019, and no later than April 14, 2019.  The Chairman of the meeting may disregard the nomination of any person not made in compliance with the foregoing procedures.
Notice of any business item proposed to be brought before an annual meeting by a shareholder must be received by the Secretary of the Company not less than 70 days or more than 90 days prior to the first anniversary of the preceding year's annual meeting, unless the date of the 2019 annual meeting is advanced by more than 20 days or delayed by more than 70 days in which case notice must be received not more than 90 days and not less than the later of 70 days prior to the meeting or 10 days after the public announcement of the meeting date.  Assuming no such advance or delay, the Company must receive notice of any proposed business item no earlier than February 13, 2019, and no later than March 5, 2019.  If the Company does not receive timely notice, the Company's Bylaws preclude consideration of the business item at the annual meeting.  With respect to notice of a proposed item of business, the Bylaws provide that the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the shareholder giving the notice.
A copy of the Company's Bylaws may be obtained upon written request to the Secretary of the Company at the Company's principal executive offices.

Other Matters
The management of the Company is not aware of any other matters to be presented for consideration at the Annual Meeting or any adjournments or postponements thereof.  If any other matters should properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.

By Order of the Board of Directors

                        Louise A. Walker
President and Chief Executive Officer

First Northern Bank
Operations Center
Parking
Beacon
Gas
Station
North First Street
210 Stratford Avenue
HWY 113 SOUTH
Sacramento →
Davis →
← Fairfield
← Vacaville
Stratford Avenue
INTERSTATE 80
Pitt School Road
City of Dixon
North First Street
West A Street

Operations Center Map